Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Third Quarter 2010 Results

ST. LOUIS–October 27, 2010

Third Quarter Highlights

•	Net sales of $511 million; up 17% over the same period last year
•	Adjusted diluted EPS from continuing operations of 42 cents, up 8% over the same period last year
•
2010 net sales and earnings expected to be at the high end of previous guidance (net sales 10% to 15% higher than 2009 actual, Adjusted EBITDA and Adjusted EPS ranged from $480 million to $500 million and $1.40 to $1.50, respectively) with full year cash from operations less capital spending increased to a new range of $210 million to $225 million

Nine Months Highlights

•	Net sales of $1,461 million; up 26% over the same period last year
•	Pro forma net sales into renewable energy market up 77% over the same period last year
•	Adjusted diluted EPS from continuing operations of $1.21, up 66% over the same period last year
•	Cash from continuing operations less capital spending of $183 million, up 95% over the same period last year

Note:  See reconciliation tables below for adjustments made to GAAP financial measures and discussion of items affecting results.

     “In the third quarter, Solutia once again delivered strong financial performance across all reporting segments as our diverse portfolio and market leading positions allowed us to continue to benefit from sectoral recovery and solid geographic market growth,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “Our high performance culture, strategic focus, innovative technologies and leading technical service capabilities position the company to meet or even exceed the appropriately high expectations of our customers and shareholders alike.”

Third Quarter 2010: Consolidated Results from Continuing Operations

Solutia Inc. (NYSE: SOA) today reported net income from continuing operations of $46 million for the third quarter 2010, up $15 million from the same period in 2009.  These results were impacted by certain events affecting comparability (detailed below) which resulted in net charges of $4 million and $15 million in 2010 and 2009, respectively.  After adjusting for these items in both periods, income from continuing operations was $50 million in the third quarter of 2010, an increase of $4 million or 9 percent versus the third quarter of 2009.  Adjusted diluted earnings per share for the third quarter totaled 42 cents, up 3 cents from the same period in 2009.  Adjusted EBITDA for the third quarter totaled $130 million, up $7 million from the same period in 2009.  The year-over-year earnings improvement was primarily due to increased sales volumes across all reporting segments, partially offset by higher raw material costs and expenses related to the reinstatement of certain employee incentive programs suspended during 2009.

Segment Data

In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the tables below.

Advanced Interlayers Segment

Advanced Interlayers’ third quarter 2010 net sales totaled $212 million, an increase of $30 million or 16 percent from the same period in 2009.  Adjusted EBITDA increased $1 million to $48 million for the third quarter of 2010 compared to the prior year period.  This earnings increase was primarily due to higher sales volumes supplemented by the acquisition of the Vistasolar business, more than offsetting the impact of lower average selling prices, higher raw material costs, the reinstatement of incentive compensation programs, and unfavorable currency exchange fluctuations.

“Advanced Interlayers continues to enhance its capabilities to serve the automotive, architectural and photovoltaic markets,” said James R. Voss, executive vice president and chief operating officer.  “On a year-to-date basis, sales of photovoltaic products were up 64 percent pro forma year over year.  Recent investments, such as the opening of a new state-of-the-art photovoltaic laboratory dedicated to developing innovative solutions for our customers, the introduction of an advanced encapsulant designed to prevent corrosion in solar cells used in building integrated photovoltaics, and the successful integration of the Vistasolar business, continue to position Solutia at the leading edge of the high-growth renewable energy market.”

Performance Films Segment

Performance Films’ third quarter 2010 net sales totaled $73 million, an increase of $20 million or 38 percent from the same period in 2009.  Adjusted EBITDA increased $1 million to $13 million for the third quarter of 2010 compared to the prior year.  This increase was primarily driven by higher sales volumes supplemented by the Novomatrix acquisition, which more than offset increased manufacturing costs and the reinstatement of incentive compensation programs.

    “Performance Films continues to see increased interest in its architectural window film products and is partnering with key engineering firms and energy savings companies to provide economical energy-efficient solutions,” added Voss.  “As a market leader in solar-control window films, Solutia is positioned to capture increased demand in rapidly growing global markets.  Solutia has also experienced recent success in opening new routes to market in large retailers and recently signed a new contract with a major global retailer to significantly expand its current in-store program.”

Technical Specialties Segment

Technical Specialties’ third quarter 2010 net sales totaled $224 million, an increase of $28 million or 14 percent from the same period in 2009.  Adjusted EBITDA increased $6 million to $82 million for the third quarter of 2010 compared to the prior year.  This increase was primarily due to higher sales volumes, which more than offset higher raw material costs, increased manufacturing costs and the reinstatement of incentive compensation programs.

“In combination with strong global recovery in the tire industry, Technical Specialties continues to experience increased demand related to the solar energy and oil and gas markets,” added Voss.  “Third quarter sales of our specialty fluids products into these markets increased over 50% compared to the same period last year.”

Unallocated and Other

    Unallocated and other expenses reduced Adjusted EBITDA by $13 million, which was a $1 million increase compared to the third quarter of 2009, primarily attributed to expense related to the reinstatement of our annual incentive compensation program.

Nine Months 2010: Consolidated Results from Continuing Operations

Net sales for the nine months ending September 30, 2010 were $1,461 million, an increase of 26 percent as compared to the same period in 2009.   Income from continuing operations attributable to Solutia was $44 million in 2010 compared to $53 million for the same period 2009.   These results were impacted by certain events affecting comparability (detailed below) totaling an after-tax loss of $101 million in 2010 and an after-tax loss of $22 million in 2009.  After consideration of these items in both periods, income increased by $70 million, from $75 million in 2009 to $145 million in 2010. Adjusted diluted earnings per share totaled $1.21 year-to-date, up 48 cents from the same period in 2009.   Adjusted EBITDA totaled $388 million year-to-date 2010 versus $280 million in the same period 2009.  The increase in net sales resulted from higher volumes (+25%) and the inclusion of Vistasolar and Novomatrix results on a partial year basis (+4%), partially offset by lower average selling prices and unfavorable currency exchange movements (-3%). Higher sales volumes were realized by all of our reporting segments due to the strengthening demand across the global automotive and industrial sectors, most significantly the Asia Pacific region.  The Adjusted EBITDA increase resulted from higher net sales and the impact of acquisitions partially offset by higher raw material costs, lower average selling prices and the reinstatement of incentive compensation programs.

“Year-to-date, as Solutia continued to benefit from a strengthening global economy, the high-growth markets such as solar energy and advanced electronics have experienced tremendous improvement,” stated Quinn.  “Year-to-date pro forma sales dedicated to solar energy have increased 77 percent over the same period last year, while electronics sales increased 53 percent.   These high-growth markets will continue to provide a robust long-term sales and earnings opportunity for Solutia.”

Leverage and Liquidity

The company ended the third quarter with net debt of $1,332 million and liquidity of $451 million.   Cash provided by continuing operations less capital expenditures for the nine months ended September 2010 was $183 million compared to $94 million for the same period in 2009.  The year-over-year increase in cash from continuing operations less capital expenditures was primarily attributed to higher operating income and lower interest payments, partially offset by higher foreign income tax payments and increased working capital requirements.  During the third quarter, Solutia paid down $30 million on its term loan.

“As we look to prudently grow Solutia through continued high-returning capital investments, our commitment to maintain a strong balance sheet remains of upmost importance,” said James M. Sullivan, executive vice president and chief financial officer.

Discontinued Operations

In the third quarter of 2010, Solutia ceased production of its Primary Accelerators business at the Antwerp, Belgium facility and retrospectively reclassified the results of this business, including exit-related costs from the Technical Specialties reporting segment to discontinued operations.   This step further focuses the company’s Technical Specialties product portfolio on the manufacture and supply of market leading, differentiated, high-quality rubber chemicals and specialty fluids.  In the third quarter, after-tax income from discontinued operations of $2 million was higher by $4 million compared to the same period in 2009.  Income in the quarter was driven by a tax benefit related to the shutdown of the primary accelerators facility.

Outlook

The company expects a return to a more normal seasonal slowdown of sales volumes in the fourth quarter with average selling prices and raw material costs generally consistent with the levels experienced in the third quarter 2010.  Full year net sales, Adjusted EBITDA and Adjusted EPS are expected to be at the high end of previous guidance.  Previous guidance for 2010 was net sales 10% to 15% higher than 2009 actual, with Adjusted EBITDA and Adjusted EPS ranged from $480 million to $500 million and $1.40 to $1.50, respectively.   Further, the company is raising its full year guidance for cash from continuing operations less capital spending to a new range of $210 million to $225 million from its previous range of $175 million to $200 million.

“As we head into the fourth quarter, I am very pleased our financial results have significantly exceeded expectations established at the beginning of the year” added Quinn.  “Due to the reliability of our manufacturing facilities and the low-cost operating environment we have created by our focus on operational excellence, we will continue to benefit from the recovery in our markets and growth in the developing economies of the world and are well positioned to finish 2010 in a strong fashion.”

Third Quarter Conference Call

    In an effort to enhance our communications we have created a supplemental video available on our website and YouTube channel that focuses on the automotive market growth and recovery as well as other key drivers affecting our quarterly earnings, available prior to our quarterly conference call.

The company will hold a conference call at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, October 28, 2010, during which Solutia executives will elaborate upon the company’s third quarter 2010 financial results.

A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-680-0878 (U.S.) or +1-617-213-4855 (International), and the pass code is 36347462.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at: https://www.theconferencingservice.com/prereg/key.process?key=PF6LVPYHJ.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 29198317.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2010 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.   Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Sales	$511	$435	$1,461	$1,162
Cost of goods sold	353	296	996	818
Gross Profit	158	139	465	344
Selling, general and administrative expenses	62	53	194	156
Research, development and other operating expenses, net	8	8	15	14
Operating Income	88	78	256	174
Interest expense	(35)	(31)	(109)	(90)
Other income (loss), net	2	(1)	15	(3)
Loss on debt extinguishment	--	--	(89)	(8)
Income from Continuing Operations Before Income Tax Expense	55	46	73	73
Income tax expense	7	13	26	17
Income from Continuing Operations	48	33	47	56
Income (Loss) from Discontinued Operations, net of tax	2	(2)	(13)	(173)
Net Income (Loss)	50	31	34	(117)
Net income attributable to noncontrolling interest	2	2	3	3
Net Income (Loss) attributable to Solutia	$48	$29	$31	$(120)

Basic and Diluted Income (Loss) per Share attributable to Solutia:
Income from Continuing Operations attributable to Solutia	$0.38	$0.26	$0.37	$0.52
Income (Loss) from Discontinued Operations, net of tax	0.02	(0.02)	(0.11)	(1.69)
Net Income (Loss) attributable to Solutia	$0.40	$0.24	$0.26	$(1.17)

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Income (Loss)	$50	$31	$34	$(117)
Other Comprehensive Income (Loss):
Currency translation adjustments	92	28	3	47
Pension settlement	--	6	1	26
Unrealized loss (gain) on derivative instruments	(4)	--	(4)	4
Realized loss on derivative instruments	2	--	4	--
Actuarial loss arising during the period	--	(8)	--	(8)
Amortization of net actuarial (gain) loss	--	(1)	2	1
Comprehensive Income (Loss)	140	56	40	(47)
Comprehensive Income attributable to noncontrolling interest	2	2	3	3
Comprehensive Income (Loss) attributable to Solutia	$138	$54	$37	$(50)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	September 30, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$181	$243
Trade receivables, net of allowances of $3 in 2010 and $2 in 2009	263	260
Miscellaneous receivables	69	80
Inventories	278	247
Prepaid expenses and other assets	27	37
Current assets of discontinued operations	16	30
Total Current Assets	834	897
Net Property, Plant and Equipment	900	919
Goodwill	744	511
Net Identified Intangible Assets	955	803
Other Assets	108	136
Total Assets	$3,541	$3,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$154	$161
Accrued liabilities	262	202
Short-term debt, including current portion of long-term debt	--	28
Current liabilities of discontinued operations	26	62
Total Current Liabilities	442	453
Long-Term Debt	1,513	1,264
Postretirement Liabilities	347	411
Environmental Remediation Liabilities	250	260
Deferred Tax Liabilities	211	179
Non-current Liabilities of Discontinued Operations	25	--
Other Liabilities	106	99

Commitments and Contingencies (Note 8)

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 122,529,368 and 121,869,293 shares issued in 2010 and 2009, respectively)	1	1
Additional contributed capital	1,627	1,612
Treasury shares, at cost (750,209 in 2010 and 430,203 in 2009)	(6)	(2)
Accumulated other comprehensive loss	(231)	(237)
Accumulated deficit	(750)	(781)
Total Shareholders’ Equity attributable to Solutia	641	593
Equity attributable to noncontrolling interest	6	7
Total Shareholders’ Equity	647	600
Total Liabilities and Shareholders’ Equity	$3,541	$3,266

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$34	$(117)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Loss from discontinued operations, net of tax	13	173
Depreciation and amortization	84	78
Pension obligation related expense less than contributions	(59)	(24)
Other postretirement benefit obligation related expense less than contributions	(7)	(8)
Amortization of deferred debt issuance costs and debt discount	7	15
Deferred income taxes	(13)	3
Other charges:
Non-cash loss on deferred debt issuance cost and debt discount write-off	80	8
Other charges, including restructuring expenses	27	16
Changes in assets and liabilities:
Income taxes payable	11	6
Trade receivables	7	(43)
Inventories	(24)	59
Accounts payable	(22)	(18)
Environmental remediation liabilities	(10)	(14)
Restricted cash for environmental remediation and other legacy payments	--	24
Other assets and liabilities	83	(37)
Cash Provided by Operations – Continuing Operations	211	121
Cash Provided by (Used in) Operations – Discontinued Operations	(26)	60
Cash Provided by Operations	185	181

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(28)	(27)
Acquisition payments	(371)	(2)
Property disposals	3	3
Cash Used in Investing Activities – Continuing Operations	(396)	(26)
Cash Provided by (Used in) Investing Activities – Discontinued Operations	(3)	16
Cash Used in Investing Activities	(399)	(10)

FINANCING ACTIVITIES:
Net change in lines of credit	--	(13)
Proceeds from long-term debt obligations	1,144	70
Payment of long-term debt obligations	(908)	(83)
Net change in long-term revolving credit facilities	--	(181)
Proceeds from stock issuance	--	119
Proceeds from short-term debt obligations	--	22
Payment of short-term debt obligations	(16)	(15)
Debt issuance costs	(27)	(4)
Purchase of treasury shares	(4)	(2)
Other	(13)	(5)
Cash Provided by (Used in) Financing Activities	176	(92)

Effect of Exchange Rate Changes on Cash	(24)	--

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(62)	79
CASH AND CASH EQUIVALENTS:
Beginning of period	243	32
End of period	$181	$111

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$75	$83
Cash payments for income taxes, net of refunds	$28	$9

Non-Cash Investing Activities:
Capital expenditures included in accounts payable	$7	$2

The tables below are provided to assist the reader with comparability between the three months ended September 30, 2010 and comparable period in 2009 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended September 2010 and 2009

	Three Months Ended September 30
From Continuing Operations (in millions)	2010	Adjust- ments(3)	2010 As Adjusted	2009	Adjust- ments(3)	2009 As Adjusted	% change
Net Sales
Advanced Interlayers	$212		$212	$182		$182	16%
Performance Films	73		73	53		53	38%
Technical Specialties	224		224	196		196	14%
Unallocated and Other	2		2	4		4	-50%
Total	$511		$511	$435		$435	17%

EBITDA(1)
Advanced Interlayers	$48	$-	$48	$45	$2	$47	2%
Performance Films	13	-	13	11	1	12	8%
Technical Specialties	80	2	82	75	1	76	8%
Unallocated and Other	(24)	11	(13)	(29)	17	(12)	-8%
Total	$117	$13	$130	$102	$21	$123	6%

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) nine months ended September 2010 and 2009

	Nine Months Ended September 30
From Continuing Operations (in millions)	2010	Adjust- ments(3)	2010 As Adjusted	2009	Adjust- ments(3)	2009 As Adjusted	% change
Net Sales
Advanced Interlayers	$606		$606	$475		$475	28%
Performance Films	198		198	141		141	40%
Technical Specialties	647		647	531		531	22%
Unallocated and Other	10		10	15		15	-33%
Total	$1,461		$1,461	$1,162		$1,162	26%

EBITDA(1)
Advanced Interlayers	$139	$1	$140	$98	$12	$110	27%
Performance Films	40	2	42	24	4	28	50%
Technical Specialties	237	12	249	197	(12)	185	35%
Unallocated and Other	(64)	21	(43)	(73)	30	(43)	0%
Total	$352	$36	$388	$246	$34	$280	39%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests. Foreign currency gains/losses are included in Unallocated and Other.

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below).

(3)
Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business and the shutdown of the Primary Accelerators business, and non-cash stock compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as EBITDA (defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests), Adjusted EBITDA and Adjusted Earnings Per Share (to include EBITDA and exclude certain gains and losses that affect comparability, cost overhang associated with the sale of our Integrated Nylon business and the shutdown of the Primary Accelerators business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in millions)	2010	2009	2010	2009
Income from Continuing Operations	$48	$33	$47	$56
Less: Net Income attributable to noncontrolling interest	2	2	3	3
Income from Continuing Operations attributable to Solutia	46	31	44	53
Plus:
Income Tax Expense	7	13	26	17
Interest Expense	35	31	109	90
Loss on Debt Extinguishment	-	-	89	8
Depreciation and Amortization	29	27	84	78
Events affecting comparability, pre-tax:
Other items (see below)	6	16	18	17
Non-cash Stock Compensation Expense	6	4	15	13
Nylon and Primaries Cost Overhang	1	1	3	4
Adjusted EBITDA from Continuing Operations	$130	$123	$388	$280

Reconciliation of Income from Continuing Operations to Income from Continuing Operations attributable to Solutia before Events Affecting Comparability

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in millions)	2010	2009	2010	2009
Income from Continuing Operations	$48	$33	$47	$56
Less: Net Income attributable to noncontrolling interest	2	2	3	3
Income from Continuing Operations attributable to Solutia	46	31	44	53

Plus:
Events affecting comparability, pre-tax:
Loss on debt extinguishment	-	-	89	8
Other items (see below)	6	16	18	17
Events affecting comparability, income tax impact	(2)	(1)	(6)	(3)
Income from Continuing Operations attributable to Solutia before events affecting comparability	$50	$46	$145	$75

Summary of Events Affecting Comparability

In 2010, (Gains) and Charges affecting comparability are as follow:

Three	Three	Three	Nine
Months	Months	Months	Months
Ended	Ended	Ended	Ended
Mar 31,	Jun 30,	Sep 30,	Sep 30,
2010	2010	2010	2010	(dollars in millions)
$3	$1	$-	$4	Severance, pension settlement and retraining costs related to the general corporate restructuring
1	1	-	2	Charges related to the closure of the Ruabon facility
3	3	1	7	Charges related to the closure of the Cologne facility
-	1	-	1	Inventory step-up related to the Novomatrix Acquisition
4	3	-	7	Acquisition costs related to Vistasolar and Novomatrix
-	(8)	-	(8)	Gain on settlement of tax indemnification case
-	-	5	5	Loss related to the sale of the European Plastic Products business
$11	$1	$6	$18	EBITDA impact
89	-	-	89	Charges related to the early extinguishment of our 2014 Term Loan and 2013 Revolver
$100	$1	$6	$107	Pre-tax income statement impact
(2)	(2)	(2)	(6)	Income tax impact
$98	$(1)	$4	$101	After-tax income statement impact

In 2009, (Gains) and Charges affecting comparability are as follow:

Three	Three	Three	Nine
Months	Months	Months	Months
Ended	Ended	Ended	Ended
Mar 31,	Jun 30,	Sep 30,	Sep 30,
2009	2009	2009	2009	(dollars in millions)
$(23)	$-		$(23)	Gain related to the reduction in the 2008 annual incentive plan
17	5	4	26	Severance and retraining costs related to the general corporate restructuring
4	1		5	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	(4)		(3)	Charges related to the closure of the Ruabon, Wales Facility
-	-	6	6	Net pension plan settlements
-	-	6	6	Loss related to the sale of the North American Plastic Products business
$(1)	$2	$16	$17	EBITDA impact
-	8	-	8	Charges related to the repayment of the German term loan to write-off unamortized debt issuance costs and debt discount
$(1)	$10	$16	$25	Pre-tax income statement impact
-	(2)	(1)	(3)	Income tax impact
$(1)	$8	$15	$22	After-tax income statement impact

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
(in $ millions, except per share data)	2010	2009	2010	2009
Income from continuing operations before tax	$55	$46	$73	$73
Less: Net Income attributable to noncontrolling interest	2	2	3	3
Income from continuing operations before tax attributable to Solutia	53	44	70	70
Non-GAAP Adjustments before tax(1)	6	16	107	25
Adjusted earnings from continuing operations before tax	59	60	177	95
Income tax expense on adjusted earnings	(9)	(14)	(32)	(20)
Adjusted earnings for adjusted EPS	$50	$46	$145	$75

Basic and Diluted Shares (millions)
Weighted average shares outstanding - Basic	119.1	118.4	118.8	102.4
Assumed conversion of Restricted Stock	0.9	0.2	1.0	0.2
Weighted average shares outstanding - Diluted	120.0	118.6	119.8	102.6
Adjusted EPS - Basic	$0.42	$0.39	$1.22	$0.73
Adjusted EPS - Diluted	$0.42	$0.39	$1.21	$0.73

(1) See table of Summary of Events Affecting Comparability

Notes to Editor:  Solutia and Infinity Logo® and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,400 employees in more than 50 worldwide locations. More information is available at www.Solutia.com .

Source: Solutia Inc.
St. Louis
10/27/10